Exhibit 107

Calculation of Filing Fee Table

424(b)(3)

(Form Type)

Restaurant Brands International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value $1.00 per share	457(c)	2,213,851	$64.925 (1)	$143,734,276.18	0.0001102	$15,839.52

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$143,734,276.18	0.0001102	$15,839.52

	Total Fees Previously Paid							—

	Total Fees Offsets							—

	Net Fee Due							$15,839.52

(1)

Estimated solely for purposes of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the high and low selling price of the Registrant’s Common Shares on February 24, 2023, as reported on the New York Stock Exchange.